UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2008

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 500, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
The Company is reporting the following information under Item 4.02(a).
On February 26, 2008, the Audit Committee of Interstate Hotels & Resorts, Inc. (the “Company”) determined, after discussions with management, that the previously-issued financial statements as of and for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 should no longer be relied upon because of errors in the Company’s calculation of intangible asset impairment charges that resulted from the termination of certain hotel management contracts.
The Company should have recognized additional impairment losses of $2.3 million, $4.5 million and $0.8 million for the write-off of intangible assets related to hotel management contracts that were terminated during the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively. The recognition of the additional impairments, partially offset by the lower amortization expense recorded during each period will reduce previously reported net income (loss), by approximately $1.3 million, $2.5 million and $0.2 million for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively. Recognition of these additional impairment charges would also reduce previously reported amounts for intangible assets, total assets and stockholders’ equity by an aggregate of $4.8 million as of September 30, 2007; will increase the amount of asset impairments and write-offs by an aggregate of $7.6 million for the nine months ended September 30, 2007; and will reduce net income by approximately $4.8 million for the nine months ended September 30, 2007. At this time, management believes that they have quantified the full effects of these errors and will report the final as restated amounts in the Form 10-K.
The Company expects to file its 2007 Annual Report on Form 10-K on or before March 17, 2008. The consolidated financial statements included in the Form 10-K will include disclosure of the error and will present restated 2007 quarterly financial information on an as reported and an as restated basis, as required by Statement of Accounting Standards No. 154 “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” The Audit Committee and management are currently evaluating the Company’s internal control over financial reporting in light of the matters described above, to determine the magnitude of the deficiency in the design and/or operating effectiveness of the Company’s internal control over financial reporting. Management will report the results of its evaluation in its Report on Internal Control over Financial Reporting to be included in Item 9A of the Form 10-K.
The Audit Committee and management have discussed the above matters with KPMG LLP, the Company’s independent auditors.
The statement of operations to be included in the Company’s earnings release for the quarter and year ended December 31, 2007 to be furnished on Form 8-K will reflect all necessary corrections. Because the Company’s Adjusted EBITDA excludes all impairment charges, amortization expense and taxes previously disclosed Adjusted EBITDA has not been affected by the matters described above. The Company’s previously disclosed Adjusted Net Income and Adjusted Diluted EPS, because they exclude impairment charges, have not been affected by the impairment charges but have been understated due to the amortization expense that should not have been recorded after the effective date each management contract should have been written off.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

February 27, 2008	By:	Denis S. McCarthy

Name: Denis S. McCarthy
Title: Chief Accounting Officer